Exhibits 5.1 and 23.2

Opinion and Consent of Legal Counsel

Sierchio Greco & Greco, LLP

June 26, 2007

LaPolla Industries, Inc.
Intercontinental Business Park
15402 Vantage Parkway East, Suite 322
Houston, Texas  77032
Attention: Michael T. Adams
CGO, EVP and Secretary

Re:	LaPolla Industries, Inc. (the “Company”)
Form S-3 Registration Statement, as amended
4,250,000 Shares of Common Stock
File No. 333-143922

Ladies and Gentlemen:

In connection with the registration of 4,250,000 shares of common stock, par value $.01 per share (the “Shares”) of LaPolla Industries, Inc. (the “Company”) with the Securities and Exchange Commission on a Registration Statement on Form S-3, as amended (the “Registration Statement”), relating to the sale, if any, of the aforesaid Shares of  common stock by the selling stockholders, we have examined such documents and records to our satisfaction and matters of law as we have considered relevant.

In our examination we have assumed the genuineness of all signatures, the authenticity of all originals and the conformity to authentic original documents submitted to us as copies. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that:

The Shares of common stock being registered, when issued, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the prospectus, included herein.

Very Truly Yours,
Sierchio Greco & Greco, LLP

By:	/s/ Alfred V. Greco, Esquire

Alfred V. Greco

199 Main Street • Suite 706 • White Plains • New York • 10601
Telephone: 914-682-3030 • Fax: 914-682-3035